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EXHIBIT 99.2

                               PETSEC ENERGY LTD
                                ACN 000 602 700

19 January 2000


PETSEC ENERGY INC. MANAGEMENT MEETS WITH BONDHOLDERS

Sydney, Australia - Petsec Energy Ltd (ASX: PSA and NYSE: PSJ) ("PEL") announced today that members of the management of Petsec Energy Inc. ("PEI"), PEL's wholly owned U.S. subsidiary, and its advisors, met with a steering committee of holders of its US $100,000,000 principal amount of 9 1/2% Senior Subordinated Notes due 2007. At the meeting discussions were held concerning alternative solutions to PEI's current financial situation. As previously announced, PEI missed the December 15, 1999 payment of interest on the notes.

PEI intends to continue discussions with its noteholders concerning alternative solutions with the goal of finding a solution that is mutually agreeable to both PEI and the holders of the notes. It is not intended that any further announcements regarding this matter will be made until either agreement is reached on a solution or it becomes apparent that no such agreement can be reached.


For further information please contact:

In Australia:                       In USA:

Terry Fern, Managing Director       Ross Keogh, Chief Financial Officer
Petsec Energy Ltd                   Petsec Energy Ltd
(61) 2 9247 4605 (phone)            (337) 989 1942 (phone)
(61) 2 9251 2410 (fax)              (337) 989 7271 (fax)
Level 13, Gold Fields House         143 Ridgeway Drive, Suite 113
1 Alfred Street, Sydney NSW 2000    Lafayette, Louisiana 70503-3402

  Company information is available at Petsec's website http://www.petsec.com

1. Information in this report which relates to hydrocarbon reserves is based on information compiled by a person qualified in accordance with Listing Rule 5.11 and accurately reflects the information compiled by that person.

2. Certain statements in this report regarding future expectations and plans of the Company may be regarded as "forward-looking statements" within the meaning of Section 27A of the USA Securities Act of 1933 and Section 21E of the USA Securities Exchange Act of 1934. Although the Company believes that its expectations and plans are based upon reasonable assumptions, it can give no assurance that its goals will be met. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices, operating hazards, drilling risks, environmental risks and uncertainties in interpreting engineering and other data relating to oil and gas reservoirs, as well as other risks discussed in the Company's SEC filings